Exhibit 99.1

Tecnoglass Reports Record Second Quarter 2025 Results

- Record Quarterly Revenue of $255.5 Million, Up 16.3% Year-Over-Year with Double Digit Organic Growth in Both Single-Family Residential and Multi-Family/Commercial Businesses -

- Single-Family Residential Revenue Achieved a Second Quarter Record of $109.6 Million, Up 14.5% Year-Over-Year -

- Single-Family Residential Orders Grew 29.0% Sequentially, Marking the Second-Highest Quarter on Record with Strong Momentum Into the Second Half of 2025 -

- Gross Margin of 44.7% Expanded 400 Basis Points Year-Over-Year -

- Net Income of $44.1 Million, or $0.94 Per Diluted Share -

- Adjusted Net Income1 of $48.5 Million, or $1.03 Per Diluted Share -

- Adjusted EBITDA1 of $79.8 Million, Up 24.5% Year-Over-Year, Representing 31.2% of Total Revenues -

- Strong Balance Sheet for Disciplined Deployment with Total Liquidity of $310 Million -

- Backlog Expanded 17.2% Year-Over-Year to a Record $1.2 Billion -

- Signed Lease for West Coast Showroom to Help Promote New “Legacy” Aluminum Product Line, Designed to Support Ongoing Geographical Expansion -

- Completed Asset Acquisition of Continental Glass Systems, a Premier Provider of Architectural Glass and Glazing Solutions, Diversifying Production into the U.S. –

- Continues Feasibility Study to Build Out a New Fully Automated State of the Art Facility in Florida -

- Strengthens Full Year 2025 Financial Guidance -

Miami, FL – August 7, 2025 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the second quarter ended June 30, 2025.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We are extremely proud of our results with record quarterly performance across many of our key metrics. Our ability to consistently generate robust growth and share gains while significantly expanding margins demonstrates the power of our vertically integrated platform. Successful pricing actions in our residential business validate the strong demand for our high-quality, innovative products even during this dynamic market environment. The completion of the Continental Glass asset acquisition further solidifies our market presence in key geographies and provides additional avenues for growth as we continue to execute on our strategic vision. With our strong balance sheet, substantial cash position, and growing backlog, we are capitalizing on market opportunities while maintaining our commitment to pursue additional value-enhancing initiatives.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our strong results are a direct reflection of our competitive advantages, which continue to enable us to gain market share while delivering best-in-class solutions to customers. We achieved robust growth across both our residential and commercial businesses, driven by market share gains, strategic diversification initiatives and further expansion of our vinyl product lines. Our backlog grew to a record $1.2 billion, providing visibility into our multi-family and commercial project pipeline extending well into 2026. The solid uptick in single-family residential orders puts us on even sturdier footing into the back half of the year. Combined with our proven execution capabilities and expanding geographic footprint, including our upcoming California showroom launch, we are confident in delivering continued growth and additional share gains.”

Second Quarter 2025 Results

Total revenues for the second quarter of 2025 increased 16.3% to a record $255.5 million, compared to $219.7 million in the prior year quarter. Multi-family/commercial revenues grew 17.8% year-over-year driven by strong organic activity within key markets and, to a lesser extent, from the Continental Glass asset acquisition. Single-family residential revenues increased 14.5% year-over-year, with a portion of the growth estimated to be driven by customers accelerating orders ahead of anticipated tariff-related price adjustments and the majority attributable to market share gains from geographic expansion and broader product offerings. Changes in foreign currency exchange rates had an adverse impact of $0.5 million on total revenues in the quarter.

Gross profit for the second quarter of 2025 was $114.3 million, representing a 44.7% gross margin, compared to gross profit of $89.6 million, representing a 40.8% gross margin, in the prior year quarter. The year-over-year increase in gross margin reflected the benefits from stronger pricing, stable raw material costs, operating leverage and a higher vertical integration during the quarter.

Selling, general and administrative expense (“SG&A”) was $53.1 million for the second quarter of 2025 compared to $38.4 million in the prior year quarter, with the increase primarily attributable to incremental selling expenses associated with approximately $5.9 million in aluminum tariffs paid in April, ahead of adjustments made in our supply chains in order to mitigate the impact. Additionally, we incurred higher transportation expenses associated with the revenue growth in the quarter and higher personnel expenses associated with annual salary adjustments at the beginning of the year. As a percent of total revenues, SG&A was 20.8% for the second quarter of 2025 compared to 17.5% in the prior year quarter, primarily due to the aforementioned factors. Price adjustments implemented in May began offsetting these incremental expenses toward the end of June, once newly priced orders started being invoiced.

Net income was $44.1 million, or $0.94 per diluted share, in the second quarter of 2025 compared to net income of $35.0 million, or $0.75 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $0.8 million in the second quarter of 2025 and a $5.6 million loss in the second quarter of 2024. These non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $48.5 million, or $1.03 per diluted share, in the second quarter of 2025 compared to adjusted net income1 of $40.5 million, or $0.86 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $79.8 million, or 31.2% of total revenues, in the second quarter of 2025, compared to $64.1 million, or 29.2% of total revenues, in the prior year quarter. The improvement was driven by higher revenues and improved gross margins, which more than offset the incremental expenses previously described. Adjusted EBITDA1 in the second quarter of 2025 included a $0.5 million contribution from the Company’s joint venture with Saint-Gobain, compared to $1.4 million in the prior year quarter.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the second quarter of 2025 was $17.9 million, primarily driven by increased profitability on higher revenues and efficient working capital management, despite the seasonal impact of income tax payments getting paid during the second quarter of the year. Capital expenditures of $32.5 million in the quarter included scheduled payments on previous investments, along with $15.1 million from the Continental Glass asset acquisition classified as capital expenditures.

During the quarter, the Company returned capital to shareholders through an aggregate of $7.0 million in cash dividends. As of August 7, 2025, the Company has approximately $76.5 million remaining under its current share repurchase program.

Given the Company’s strong cash generation, it ended the second quarter of 2025 with total liquidity of approximately $310 million, including $137.9 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities, and total debt of $109.2 million.

As previously announced, the Company continues to work through a feasibility study to build out a new state of the art facility in the U.S., narrowing its search to two potential locations in Florida. The plant will be fully automated and expected to address all future growth needs beyond current installed capacity. In addition to diversifying the Company´s operational footprint, the new plant is expected to yield advantages in lead-times, transportation costs and supply chain efficiencies.

Continental Glass Asset Acquisition

In April 2025, Tecnoglass acquired certain assets of Florida-based Continental Glass Systems, a premier provider of innovative architectural glass and glazing solutions in the Southeast U.S., for approximately $30 million. This acquisition included a manufacturing plant, various intangibles, and a substantial project backlog in both execution and pipeline phases. It is anticipated that the acquisition will strengthen Tecnoglass’ U.S. market presence, broaden its client reach, and create synergies that reinforce Tecnoglass’ leadership position in the architectural glass industry. Additionally, the Company anticipates operational benefits as it integrates Continental Glass’s supply chains into its existing manufacturing operations.

Full Year 2025 Guidance

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Our robust performance through the first half of 2025 and the continued strength we are seeing across our business support an increase to our previously provided full year guidance. We now expect revenues to be in the range of $980 million to $1.02 billion, reflecting growth of approximately 12% at the midpoint. We are narrowing our Adjusted EBITDA¹ guidance to a range of $310 million to $325 million, representing approximately 15% growth at the midpoint. This updated outlook maintains our assumption that our pricing initiatives and other mitigation efforts will more than compensate for a projected $25 million full year impact from elevated input costs and tariffs on select products. In our single-family residential business, we estimate the significant majority of accelerated customer orders during the second quarter were pulled from the third quarter. Given our strong order momentum, an expanding backlog that extends well into 2026, and our sustained record of outperformance in nearly all market climates, we are poised to achieve another year of robust profitability and cash generation.”

Webcast and Conference Call

Management will host a webcast and conference call on August 7, 2025, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-676-5131 (domestic) or 1-412-634-6589 (international). Upon dialing in, please request to join the Tecnoglass Second Quarter 2025 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10200906.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.8 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$137,907	$134,882
Investments	2,947	2,645
Trade accounts receivable, net	227,589	202,915
Due from related parties	3,345	2,674
Inventories	176,521	139,642
Contract assets – current portion	30,768	22,920
Other current assets	60,322	54,332
Total current assets	$639,399	$560,010
Long-term assets:
Property, plant and equipment, net	$421,954	$344,433
Long-term account receivables	1,597	-
Deferred income taxes	475	285
Contract assets – non-current	12,405	15,208
Intangible assets	12,775	4,389
Goodwill	30,178	23,561
Long-term investments	56,635	63,264
Other long-term assets	5,791	5,498
Total long-term assets	541,810	456,638
Total assets	$1,181,209	$1,016,648
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$587	$1,087
Trade accounts payable and accrued expenses	138,608	98,843
Due to related parties	9,714	9,864
Dividends payable	7,068	7,074
Contract liability – current portion	128,306	97,979
Other current liabilities	36,198	50,979
Total current liabilities	$320,481	$265,826
Long-term liabilities:
Deferred income taxes	$15,945	$11,419
Contract liability – non-current	140	-
Long-term debt	108,642	108,220
Total long-term liabilities	124,727	119,639
Total liabilities	$445,208	$385,465
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,987,148 and 46,991,558 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	191,755	192,094
Retained earnings	610,960	538,787
Accumulated other comprehensive loss	(68,179)	(101,161)
Total shareholders’ equity	736,001	631,183
Total liabilities and shareholders’ equity	$1,181,209	$1,016,648

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating revenues:
External customers	$254,145	$218,928	$475,417	$411,017
Related parties	1,401	726	2,417	1,264
Total operating revenues	255,546	219,654	477,834	412,281
Cost of sales	(141,211)	(130,077)	(265,974)	(248,044)
Gross profit	114,335	89,577	211,860	164,237
Operating expenses:
Selling expense	(29,730)	(20,000)	(53,347)	(37,583)
General and administrative expense	(23,405)	(18,443)	(42,260)	(34,498)
Total operating expenses	(53,135)	(38,443)	(95,607)	(72,081)
Other Operating income	4	-	4,280	-
Operating income	61,204	51,134	120,533	92,156
Non-operating income, net	588	2,731	1,604	3,811
Equity method income	942	1,237	2,286	2,283
Foreign currency transactions (loss) gains	847	(5,575)	338	(5,728)
Interest expense and deferred cost of financing	(1,350)	(2,006)	(2,681)	(4,112)
Income before taxes	62,231	47,521	122,080	88,410
Income tax provision	(18,148)	(12,493)	(35,808)	(23,652)
Net income	$44,083	$35,028	$86,272	$64,758
Basic income per share	$0.94	$0.75	$1.84	$1.38
Diluted income per share	$0.94	$0.75	$1.84	$1.38
Basic weighted average common shares outstanding	46,988,155	46,996,705	46,989,650	46,996,706
Diluted weighted average common shares outstanding	46,988,155	46,996,750	46,989,650	46,996,706
Other comprehensive income:
Foreign currency translation adjustments	13,260	(28,321)	32,836	28,291
Change in fair value of derivative contracts	785	(342)	148	694
Other comprehensive income	14,045	(28,663)	32,984	27,597
Comprehensive income	$58,128	$6,365	$119,256	$37,161

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) / (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	44,083	35,028	$86,272	$64,758
Adjustments to reconcile net income to net cash provided by operating activities:	-	-
Allowance for credit losses	772	150	987	275
Depreciation and amortization	9,140	6,475	16,479	12,788
Deferred income taxes	(468)	(2,062)	2,002	1,456
Equity method income	(942)	(1,237)	(2,286)	(2,283)
Gain on disposal of assets	19	(3)	(4,254)	-
Deferred cost of financing	273	318	556	640
Other non-cash adjustments	168	32	391	32
Unrealized currency translation losses	(2,404)	4,968	(8,718)	741
Changes in operating assets and liabilities:	-	-
Trade accounts receivables	(1,383)	(9,753)	(20,376)	(5,913)
Inventories	(15,318)	658	(23,996)	14,395
Prepaid expenses	(2,615)	(1,443)	(2,529)	(1,743)
Other assets	11,633	18,077	(3,247)	8,827
Trade accounts payable and accrued expenses	10,143	20,754	21,802	12,695
Taxes payable	(34,166)	(44,029)	(18,513)	(36,961)
Labor liabilities	1,378	955	87	(121)
Other liabilities	128	(19)	14	42
Contract assets and liabilities	(1,745)	4,837	21,387	(3,192)
Related parties	(834)	792	(1,298)	1,509
CASH PROVIDED BY OPERATING ACTIVITIES	17,862	34,498	$64,760	$67,945

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received	8,914	2,703	8,914	2,703
Business acquisition	(6,841)	-	(6,841)
Purchase of investments	0	(11)	(73)	(317)
Sale of Property and equipment	5	-	12,312	-
Acquisition of property and equipment	(32,516)	(20,302)	(62,939)	(30,188)
CASH USED IN INVESTING ACTIVITIES	(30,438)	(17,610)	$(48,627)	$(27,802)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(7,047)	(5,168)	(14,095)	(9,407)
Non controlling interest purchase	-	(2,500)	-	(2,500)
Stock buyback	(215)	(5)	(339)	(5)
Proceeds from debt	(3)	(195)	3,613	2,571
Repayments of debt	(223)	(15,773)	(4,103)	(30,986)
CASH USED IN FINANCING ACTIVITIES	(7,488)	(23,641)	$(14,924)	$(40,327)

Effect of exchange rate changes on cash and cash equivalents	667	(2,322)	$1,816	$(2,519)

NET (DECREASE) INCREASE IN CASH	(19,395)	(9,075)	3,024	(2,703)
CASH - Beginning of period	157,302	135,881	134,882	129,508
CASH - End of period	137,907	126,806	$137,907	$126,805

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	1,641	2,731	$3,343	$5,559
Income Tax	33,222	45,513	$47,360	$59,607

NON-CASH INVESTING AND FINANCING ACTIVITES:	-	-
Assets acquired under credit or debt	(3,400)	3,267	$7,663	$4,572

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change
Revenues by Region
United States	242,205	209,697	15.5%	454,660	393,700	15.5%
Colombia	6,620	5,831	13.5%	13,034	11,070	17.7%
Other Countries	6,722	4,127	62.9%	10,141	7,512	35.0%
Total Revenues by Region	255,546	219,654	16.3%	477,834	412,281	15.9%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Six months ended
	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change
Total Revenues with Foreign Currency Held Neutral	256,006	219,654	16.5%	478,751	412,281	16.1%
Impact of changes in foreign currency	(460)	-		(916)	-
Total Revenues, As Reported	255,546	219,654	16.3%	477,834	412,281	15.9%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

	Three months ended		Six months ended
	Jun 30,		Jun 30,
	2025	2024	2025	2024

Net (loss) income	44,083	35,028	86,272	64,758
Less: Income (loss) attributable to non-controlling interest	-	-	-	-
(Loss) Income attributable to parent	44,083	35,028	86,272	64,758
Foreign currency transactions losses (gains)	(847)	5,575	(338)	5,728
Provision for bad debt	772	150	987	275
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	6,660	968	7,297	1,639
Joint Venture VA (Saint Gobain) adjustments	(89)	1,409	(142)	2,192
Tax impact of adjustments at statutory rate	(2,079)	(2,593)	(2,497)	(3,147)
Adjusted net (loss) income	48,500	40,537	91,578	71,445

Basic income (loss) per share	0.94	0.75	1.84	1.38
Diluted income (loss) per share	0.94	0.75	1.84	1.38
Diluted Adjusted net income (loss) per share	1.03	0.86	1.95	1.52

Diluted Weighted Average Common Shares Outstanding in thousands	46,988	46,997	46,990	46,997
Basic weighted average common shares outstanding in thousands	46,988	46,997	46,990	46,997
Diluted weighted average common shares outstanding in thousands	46,988	46,997	46,990	46,997

	Three months ended		Six months ended
	Jun 30,		Jun 30,
	2025	2024	2025	2024

Net (loss) income	44,083	35,028	86,272	64,758
Less: Income (loss) attributable to non-controlling interest	-	-	-	-
(Loss) Income attributable to parent	44,083	35,028	86,272	64,758
Interest expense and deferred cost of financing	1,350	2,006	2,681	4,112
Income tax (benefit) provision	18,148	12,493	35,808	23,652
Depreciation & amortization	9,145	6,463	16,483	12,779
Foreign currency transactions losses (gains)	(847)	5,575	(338)	5,728
Provision for bad debt	772	150	987	275
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	6,660	968	7,297	1,639
Joint Venture VA (Saint Gobain) EBITDA adjustments	468	1,409	789	2,192
Adjusted EBITDA	79,779	64,092	149,979	115,135

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities

(In thousands, except share and per share data) / (Unaudited)

The Company believes that free cash flow, which is not a performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended		Six months ended
	Jun 30,		Jun 30,
	2025	2024	2025	2024

Cash Provided by Operating Activities	17,862	34,498	64,760	67,945
Acquisition of property and equipment	(32,515)	(20,302)	(62,939)	(30,188)
Portion of Continental Glass Systems asset acquisiton included in acquisition of property and equipment	15,127	-	15,127	-
Free Cash Flow	474	14,196	16,948	37,757